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Exhibit 3.01

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ALIBRIS

        Martin Manley hereby certifies that:

        ONE:    He is the duly elected and acting President and Secretary of Alibris, a California corporation (the "Corporation" or the "Company").

        TWO:    The Articles of Incorporation of this Corporation are hereby amended and restated to read as follows:

I.

        The name of the Corporation is ALIBRIS.

II.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

        A.    This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is sixty-eight million (68,000,000) shares, forty-four million (44,000,000) shares of which shall be Common Stock (the "Common Stock") and twenty-four million (24,000,000) shares of which shall be Preferred Stock (the "Preferred Stock").

        B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Amended and Restated Articles of Incorporation (the "Restated Articles"), to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        C.    One million forty-two thousand one hundred eighty-four (1,042,184) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock." Four million one hundred seventy-eight thousand two hundred seventy-three (4,178,273) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock." One million three hundred eighty-seven thousand two hundred forty-four (1,387,244) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock." Four million five hundred fifty-three thousand eight hundred forty-five (4,553,845) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock." Four million six hundred fifty-three thousand three hundred eighteen (4,653,318) of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock." Three million eight hundred twenty-three thousand five hundred and seven (3,823,507) of the authorized shares of Preferred Stock are hereby designated "Series F Preferred Stock." The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to herein as, the "Series A-D Preferred Stock." The Series E Preferred Stock and Series F Preferred Stock are collectively referred to herein as, the "Series E-F Preferred Stock." The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are collectively referred to herein as, the "Series Preferred."

        D.    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

        1.    DIVIDEND RIGHTS.

          a.    Holders of Series E-F Preferred Stock, in preference to the holders of any other stock of the Company, shall be entitled to receive, on an equal priority pari passu basis according to the respective dividend preferences set forth herein when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" (as defined below) per annum, on each outstanding share of Series E-F Preferred Stock (as adjusted for any stock dividends, combinations, splits recapitalizations and the like with respect to such shares). After the payment of dividends to holders of the Series E-F Preferred Stock, holders of the Series A-D Preferred Stock, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, on an equal priority pari passu basis according to the respective dividend preferences set forth herein when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" (as defined below) per annum, on each outstanding share of Series A-D Preferred Stock (as adjusted for any stock dividends, combinations, splits recapitalizations and the like with respect to such shares). The "Original Issue Price" of the Series A Preferred Stock shall be two dollars and fifty-three and six-tenths cents ($2.536). The "Original Issue Price" of the Series B Preferred Stock shall be three dollars and fifty-nine cents ($3.59). The "Original Issue Price" of the Series C Preferred Stock shall be four dollars and fifty-two cents ($4.52). The "Original Issue Price" of the Series D Preferred Stock shall be six dollars and fifty cents ($6.50). The "Original Issue Price" of the Series E Preferred Stock shall be $1.1441. The "Original Issue Price" of the Series F Preferred Stock shall be $1.3077. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

          b.    So long as any shares of the Series E-F Preferred Stock shall be outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Series A-D Preferred Stock, or purchase, redeem or otherwise acquire for value any shares of the Series A-D Preferred Stock until all dividends as set forth in Section 1(a) above on the Series E-F Preferred Stock shall have been paid or declared and set apart. So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section l(a) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section l(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is approved by the Company's Board of Directors.

        2.    VOTING RIGHTS.

          a.    General Rights.    Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          a.    Separate Series Votes.    In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of each of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, with each affected series (and only an affected series) voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, consolidation, recapitalization or otherwise):

              (i)  Any amendment, alteration, or repeal of any provision of the Articles of Incorporation of the Company (including any filing of a Certificate of Determination) that materially and adversely alters or changes the voting powers, preferences, or other special rights, privileges, or restrictions of the applicable series of Preferred Stock; or

             (ii)  Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of the applicable series of Preferred Stock.

In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series D Preferred Stock, voting as a separate class, shall be necessary to authorize, designate or issue any new class of shares of stock senior to the Series D Preferred Stock or reclassify any existing class or series of capital stock into shares senior to the Series D Preferred Stock in rights of redemption, liquidation preference, voting or dividends. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series E Preferred Stock, voting as a separate class, shall be necessary to authorize, designate or issue any new class of shares of stock senior to the Series E Preferred Stock or reclassify any existing class or series of capital stock into shares senior to the Series E Preferred Stock in rights of redemption, liquidation preference, voting or dividends.

          c.    Class Votes.    In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions:

              (i)  Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to any series of Preferred Stock in rights of redemption, liquidation preference, voting or dividends, or any increase in the authorized or designated number of any such new class or series;

             (ii)  Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock;

           (iii)  Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock or Preferred Stock (except as authorized in these Amended and Restated Articles of Incorporation (the "Restated Articles") and for acquisitions of Common Stock by the Company pursuant to agreements approved by the Company's Board of Directors which permit the Company to repurchase such shares upon termination of services to the Company or otherwise in connection with compensation arrangements approved by the Company's Board of Directors, or in exercise of the Company's right of first refusal upon a proposed transfer);

            (iv)  Any agreement by the Company or its shareholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c));

             (v)  Any transaction subject to Internal Revenue Code Section 305;

            (vi)  Any increase or decrease in the authorized number of members of the Company's Board of Directors;

           (vii)  Any voluntary dissolution or liquidation of the Company; or

          (viii)  Any authorization or issuance of any new class of shares of stock, or reclassification of any existing class or series of capital stock, into shares senior to or on parity with any Series Preferred in rights of redemption, liquidation preference, voting or dividends.

          d.    Election of Board of Directors.    The holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock, voting as a separate class, shall be entitled to elect the balance of the members of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

        3.    LIQUIDATION RIGHTS.

          a.    Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other stock of the Company, the holders of Series E-F Preferred Stock shall be entitled to be paid out of the assets of the Company, or the consideration received in such transaction, on an equal priority pari passu basis according to the respective liquidation preferences set forth herein, an amount per share equal to the sum of (i) one and one-half (1.5) times the Original Issue Price of the Series E Preferred Stock, plus all declared and unpaid dividends on such shares of Series E Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares other than the Split, as defined in Section D.4(c) of this Article III) for each share of Series E Preferred Stock then held, and (ii) one (1) times the Original Issue Price of the Series F Preferred Stock, plus all declared and unpaid dividends on such shares of Series F Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares other than the Split, as defined in Section D.4(c) of this Article III) for each share of Series F Preferred Stock then held (the "Series E-F Preference"). Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment in full of the Series E-F Preference, but before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A-D Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution, or the consideration received in such transaction, if any, on an equal priority pari passu basis according to the respective liquidation preferences set forth herein, an amount per share equal to the respective Original Issue Prices of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, plus all declared and unpaid dividends on such shares of Series A-D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares other than the Split, as defined in Section D.4(c) of this Article III) for each share of Series A-D Preferred Stock held by them (the "Series A-D Preference").

          b.    After the payment of the full Series E-F Preference and of the full Series A-D Preference as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, or the consideration received in such transaction, if any, shall be distributed ratably to the holders of the Common Stock and the Series Preferred (on an as-converted basis) until the holders of the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall have received an aggregate per share (including the amounts paid pursuant to Section 3(a) above) of three (3) times the Original Purchase Price of each such share of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable. Thereafter, subject to the rights of the Preferred Stock that may from time to time come into existence, the holders of the Common Stock, the Series A Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock shall receive all of the remaining assets of the Company pro rata based upon the number of shares of Common Stock, Series A Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (each on an as-converted basis) held by each.

          c.    The following events shall be considered a liquidation under this Section 3:

              (i)  any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); and

             (ii)  a sale, exclusive license, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

          d.    In the event that any transaction described in Section D.3(c) of this Article III occurs, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

              (i)  Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

            (A)    If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

            (B)    If actively traded over the counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

            (C)    If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors and the holders of a least a majority of the voting power of all then outstanding shares of Preferred Stock.

             (ii)  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

  4.    CONVERSION RIGHTS.

        The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

          a.    Optional Conversion.    Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series Preferred Conversion Rate" then in effect for the applicable series of Preferred Stock (determined as provided in Section 4(b)) by the number of shares of such series of Preferred Stock being converted.

          b.    Series Preferred Conversion Rate.    The conversion rate in effect at any time for conversion of the Series Preferred (the "Series Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series Preferred by the "Series Preferred Conversion Price," calculated as provided in Section 4(c).

          c.    Conversion Price.    Upon the filing of these Restated Articles, the conversion price for the Series A Preferred Stock shall be $0.634, the conversion price for the Series B Preferred Stock shall be $3.181074, the conversion price for the Series C Preferred Stock shall be $3.955589, the conversion price for the Series D Preferred Stock shall be $5.604556 and the conversion price for the Series E Preferred Stock and the Series F Preferred Stock shall be each such series' respective Original Issue Prices (the conversion price for each aforementioned series, the "Series Preferred Conversion Price"). For purposes of clarity, it is noted that the conversion price of the Series A Preferred Stock gives effect to the four-for-one split of the Company's Common Stock on August 17, 1998 (the "Split"). Such Series Preferred Conversion Prices shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

          d.    Mechanics of Conversion.    Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          e.    Adjustment for Stock Splits and Combinations.    For purposes hereof, the "Original Issue Date" for a series of Preferred Stock is the effective date of the initial sale of shares of such series of Preferred Stock. For purposes hereof, the "Filing Date" is the date of the filing of these Restated Articles. If the Company shall at any time or from time to time after the Filing Date, effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and/or the Series F Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding proportional combination of the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and/or the Series F Preferred Stock, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          f.    Adjustment for Common Stock Dividends and Distributions.    If the Company at any time or from time to time after the Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Price that is then in effect for each series of Preferred Stock shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the issuance of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and then thereafter such Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          g.    Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Filing Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          h.    Reorganizations, Mergers, Consolidations or Sales of Assets.    If at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this

  Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon such conversion would have been entitled to receive as a result of such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          i.    Sale of Shares Below Series Preferred Conversion Price.

              (i)  If, after the Filing Date the Company shall issue or sell, or is deemed by the express provisions of this Section 4(i) to have issued or sold Additional Shares of Common Stock (as hereinafter defined), other than in connection with a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, or a dividend or other distribution on any class of stock as provided in Section 4(f) above, or a reclassification, exchange or substitution as provided in Section 4(g) above, or a reorganization, merger, consolidation or sale of assets as provided in Section 4(h) above, for an Effective Price (as defined in subsection (iv) below):

            (A)    less than the then effective Series Preferred Conversion Price for the Series A Preferred Stock, then and in each such case the then Series Preferred Conversion Price for the Series A Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series Preferred Conversion Price by a fraction: (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the "aggregate consideration received" (as defined in subsection i(ii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the then Series Preferred Conversion Price of the Series F Preferred Stock, and (ii), the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued; and/or

            (B)    less than the then effective Series Preferred Conversion Price for the Series E Preferred Stock, then and in each such case the then Series Preferred Conversion Price for the Series E Preferred Stock, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series Preferred Conversion Price by a fraction: (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the "aggregate consideration received" (as defined in subsection i(ii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the then Series Preferred Conversion Price of the Series E Preferred Stock, and (ii), the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued; and/or

            (C)    less than the then effective Series Preferred Conversion Price for the Series F Preferred Stock, then and in each such case the then Series Preferred Conversion Price for the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, respectively, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying each such Series Preferred Conversion Price by a fraction: (i) the numerator of which shall be (A) the number of shares of Common

    Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the "aggregate consideration received" (as defined in subsection i(ii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the then Series Preferred Conversion Price of the Series F Preferred Stock, and (ii), the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

        For the purposes of this subsection 4(i)(i), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

             (ii)  For the purpose of making any adjustment required under this Section 4(i), the "aggregate consideration received" by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed without deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed in accordance with Section 3(d) of this Article III.D., and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection i(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

           (iii)  For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells any (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the

    Effective Price shall be calculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to prior conversions of Series Preferred.

            (iv)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series Preferred; (B) up to 6,940,000 shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (net of cancellations, repurchases and terminations and as adjusted for stock dividends, combinations, splits other than the Split, recapitalizations and the like) after the Original Issue Date of the Series A Preferred Stock to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise or conversion of options, warrants or convertible securities outstanding as of the Filing Date; (D) up to 1,470,981 shares of Common Stock (including options, warrants and rights to purchase Common Stock) issued to any bank, equipment lessor, lender, financial institution or similar financing source, in bona fide arm's length transactions primarily for non-capital raising purposes which are approved by the Board; (E) shares of Common Stock (including options, warrants and rights to purchase Common Stock) issued in connection with (1) any strategic acquisition or partnership relationship approved by the Board or (2) a Qualified Initial Public Offering (as defined in Article III.D., Section 4(l)(i) below) or any other registered public offering of the Company's securities in connection with which all then-outstanding Preferred Stock is converted to Common Stock; and (F) any shares of Common Stock or Preferred Stock (including options, warrants and rights to purchase Common Stock or Preferred Stock) issued or issuable pursuant to transactions, agreements or other arrangements that are approved by holders of a majority of the outstanding Series Preferred as being excluded from the definition of "Additional Shares of Common Stock" set forth in this paragraph. Each holder of an outstanding share of Series Preferred shall be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code, to distributions made by this Corporation in connection with the repurchase at cost (or such other price as may be agreed to by this Corporation's Board of Directors) of shares of Common Stock issued to or held by officers, directors or employees of, or consultants, contractors or advisors to, this Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between this Corporation and such persons. References to Common Stock in the subsections of this clause (iv) shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

          j.    Certificate of Adjustment.    In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expenses, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

          k.    Notices of Record Date.    Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice (the "Notice") specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up; provided that the failure of the Company to timely give such notice in the case of subsections (B) and (C) above shall not affect the validity of the events specified in such subsections; provided, further, that in the event of a merger or reorganization of the Company for the purpose of changing the Company's state of incorporation and in which there is no substantial change in the shareholders of the Company or its successor (as the case may be), the above Notice shall be mailed to each holder at least ten (10) days prior to such record date.

          l.    Automatic Conversion.

              (i)  Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective, applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty-six and two thirds percent (66 2/3%) of the then outstanding shares Series Preferred, voting together as a single class, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is no less than $5.00 per share (as adjusted for any stock splits, dividends, recapitalizations and the like occurring after the Filing Date), and (ii) the aggregate cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $20,000,000 (the "Qualified Initial Public Offering"). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

             (ii)  Upon the occurrence of either of the events specified in paragraph (i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

          m.    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

          n.    Reservation of Stock Issuable Upon Conversion.    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          o.    Notices.    Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          p.    Payment of Taxes.    The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, including any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

          q.    No Dilution or Impairment.    Without the consent of the holders of the then outstanding Series Preferred, as required under Section 2, the Company shall not amend its Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of intentionally avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

        5.    REDEMPTION.

          a.    The Company shall be obligated to redeem the Series Preferred as follows:

              (i)  The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series Preferred, voting together as a single class, may require the Company, to the extent it may lawfully do so, to redeem the Series Preferred in one (1) installment on the fifth anniversary of the Original Issue Date of the Series E Preferred (the "Redemption Date"). The Company shall effect such redemption on the Redemption Date by (i) first paying in cash in exchange for the shares of Series E-F Preferred Stock to be redeemed, on an equal priority pari passu basis and prior and in preference to any redemption of the Series A-D Preferred Stock, a sum equal to the Original Issue Price per share of the Series E-F Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all declared but unpaid dividends and plus ten percent (10%) of the Original Issue Price per annum with respect to such shares (the "Series E-F Preferred Redemption Price"), and (ii) after payment in full of the Series E-F Preferred Redemption Price, then paying in cash in exchange for the shares of Series A-D Preferred Stock to be redeemed a sum equal to the Original Issue Price per share of the Series A-D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all declared but unpaid dividends and plus ten percent (10%) of the Original Issue Price per annum with respect to such shares. The total amount to be paid for the Series Preferred is hereinafter referred to as the "Redemption Price." The Series E-F Preferred Stock shall be redeemed prior to redemption of any shares of Series A-D Preferred Stock. Subject to the foregoing priority of the Series E-F Preferred Stock, shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Series Preferred on an equal priority pro rata basis.

             (ii)  At least thirty (30) days but no more than sixty (60) days prior to the Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of Series

    Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then, subject to the redemption priority of the Series E-F Preferred Stock set forth in subparagraph (a) above, it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

          b.    On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

          c.    On or after the Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

          d.    In the event of a call for redemption of any shares of Series Preferred, the Conversion Rights (as defined in Section 4) for such Series Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

  6.    NO REISSUANCE OF SERIES PREFERRED.

        No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Restated Articles shall be appropriately amended to effect the corresponding reduction in the Company's authorized stock.

IV.

        A.    The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        B.    The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of California. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.

        C.    Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

        THREE: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

        FOUR: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation is 9,278,280 shares of Common Stock, 1,042,184 shares of Series A Preferred Stock, 4,178,273 shares of Series B Preferred Stock, 1,387,244 shares of Series C Preferred Stock 4,553,845 shares of Series D Preferred Stock and 4,653,318 shares of Series E Preferred Stock. The number of shares of each class and each series voting in favor of the foregoing amendment and restatement of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, (ii) more than fifty percent (50%) of the Common Stock, (iii) more than 50% of the Preferred Stock, (iv) more than 50% of the Series D Preferred Stock, voting as a separate class, (v) more than 50% of the Series E Preferred Stock, voting as a separate class, (vi) more than 50% of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, voting together as a separate class on an as-converted to Common Stock basis, (vii) more than 50% of the Series B Preferred Stock, voting as a separate class, (viii) more than 50% of the Series C Preferred Stock, voting as a separate class, and (ix) more than 50% of the Series A Preferred Stock and Series E Preferred Stock, voting together as a separate class on an as-converted to Common Stock basis.

[SIGNATURE PAGE TO FOLLOW]

        The undersigned, Martin Manley, the President and Secretary of ALIBRIS, declares under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true of his own knowledge.

        Executed at Emeryville, California on February 12, 2004.

/s/ MARTIN MANLEY MARTIN MANLEY, President and Secretary

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  Exhibit 3.01
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF ALIBRIS
I.
II.
III.
IV.